Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact

Peter Hoetzinger	Larry Hannappel
Co CEO & President	Senior Vice President
+1 719 689 5813 +43 664 355 3935	+1 719 229 6448
peter.hoetzinger@cnty.com	larry.hannappel@cnty.com

CENTURY CASINOS ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

COLORADO SPRINGS, Colorado, March 17, 2006 - Century Casinos, Inc. (NASDAQ and VSE: CNTY) announced today the appointment of Christian Gernert as its new Chief Operating Officer (COO).

Christian Gernert has over 20 years of experience in the casino industry, most recently as General Manager of Century Casinos’ “The Caledon Hotel, Spa & Casino” in South Africa.

“We are pleased to welcome Christian in his new position, as he has a wealth of knowledge and experience that are most valuable to our company”, said Erwin Haitzmann, Chairman and Co CEO.

About Century Casinos, Inc:

Century Casinos is an international casino entertainment company that owns and operates Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa; operates the casinos aboard the Silver Wind, Silver Cloud, Silver Whisper, The World of ResidenSea, and the vessels of Oceania Cruises; and owns 50% of, and provides technical casino services to the Casino Millennium in the Marriott Hotel in Prague, Czech Republic; and owns and has begun construction on, a casino and hotel development in Edmonton, Canada; and owns a majority interest in, and has begun construction on a casino and hotel development in Central City, Colorado. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our web site at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain forward-looking statements that involve risks and uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, and governmental factors affecting the company’s operations, markets, services and prices, as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8K. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.